UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 2, 2008

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement.

On May 2, 2008, Nautilus, Inc., a Washington corporation, entered into a Supply Agreement with Land America Health and Fitness Co., Ltd. (“Land America”) and Treuriver Investments Co. Limited (“Treuriver”) pursuant to which Land America and Treuriver, will supply the Company with contract manufacturing services for its Bowflex® rod-based home gyms and other branded products pursuant to pricing and delivery guidelines set forth in Supply Agreement. Pricing for products to be delivered under the Supply Agreement are fixed for successive periods of at least six months, and may be reset thereafter based on criteria set forth in the Supply Agreement. The Company has agreed pursuant to the Supply Agreement to guarantee a certain volume of its products will be sourced from Land America and Treuriver under the Supply Agreement.

On May 5, 2008, the Company, Land America, Treuriver, Michael C. Bruno and Yang Lin Qing (collectively, the “Land America Parties”) entered into a Confidential Settlement Agreement (the “Settlement Agreement”) pursuant to which the Company agreed to pay to the Land America Parties the sum of $8,000,000 in full settlement and release of any claims related to the Company’s termination of (i) the Asset Purchase Agreement, dated as of October 17, 2007, by and among the Company, Land America and certain other parties and the (ii) the Asset Purchase Agreement, dated as of October 17, 2007, by and among the Company, Treuriver and certain other parties.

Also on May 5, 2008, the Company, and its subsidiary, Nautilus International S.A., entered into a Third Amendment to Loan and Security Agreement (the “Amendment”) in respect of the Loan and Security Agreement dated as of January 16, 2008 among the Company, Bank of America, N.A., in its capacity as agent, and the lenders party thereto, as amended (the “Loan Agreement”).

Pursuant to the Amendment, the lenders party to the Loan Agreement consented to the repurchase by the Company of up to $10,000,000 of its common stock. In addition, the Amendment made certain modifications to the definition of “EBITDA,” including the exclusion of amounts payable under the Settlement Agreement and certain other items from the calculation of “EBITDA” for purposes of the Loan Agreement.

Effective May 6, 2008, Sebastien Goulet joined the Company as Senior Vice President, Operations. The Company and Mr. Goulet entered into an Employment Agreement in connection with his hire, a summary of which is set forth in Item 5.02 of this Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2008, Sebastien Goulet joined the Company as Senior Vice President, Operations. Mr. Goulet, 38, was, since 2006, Vice President of Global Operations and General Manager, Specialty Lighting at PerkinElmer OptoElectronics, a provider of digital imaging, specialty lighting, and sensors technologies. Previous to these positions,

Mr. Goulet was, from 2002 to 2006, in operational roles with Flakt Woods Group, a manufacturer of industrial air handling and distribution systems, first as Vice President, European and US Operations, and then as Vice President, Global Operations UK. Mr. Goulet earned M.S. degrees in Engineering Management and Manufacturing Engineering, and B.S. degrees in Mechanical Engineering and Aerospace Engineering from the L.C. Smith College of Engineering and Computer Science at Syracuse University.

The Company and Mr. Goulet entered into an Employment Agreement dated as of May 6, 2008 pursuant to which Mr. Goulet will receive an annual base salary of $330,000. Mr. Goulet will be eligible to participate in the Company’s incentive bonus program with a targeted annual bonus of 100% of his base salary. Mr. Goulet will also receive a one time payment of $16,500 simultaneously with the receipt of his first regular paycheck following his hire. Additionally, upon the commencement of his employment, Mr. Goulet received options to purchase 200,000 shares of the Company’s common stock pursuant to the Company’s 2005 Long Term Incentive Plan. Such options will vest as to 25% of the total shares after one year of employment, an additional 25% after the second year of employment and the remaining 50% after three years of employment. The Company will reimburse Mr. Goulet’s reasonable expenses of travel to and from his home in Livermore, California and the Company’s headquarters, and will provide Mr. Goulet with health and welfare benefits consistent with other senior executives of the Company. In the event of any termination of Mr. Goulet’s employment by the Company other than for cause, the Company will provide Mr. Goulet with continuation of his base salary and benefits for a period of nine months following such termination.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

May 8, 2008	By:	/s/ William D. Meadowcroft
(Date)		William D. Meadowcroft, Chief Financial Officer, Secretary and Treasurer